Cliffs Natural Resources Inc. Announces Definitive Agreement to Acquire Chromite Deposits From
Freewest Resources Canada, Inc.

•	Freewest Board Unanimously Supports and Recommends All Freewest Shareholders Accept Cliffs’ Offer

•	Positions Cliffs to Become Sole North American Primary Chromite and Ferrochrome Producer/Exporter

•	World-Class Deposits With Potential to Support 1 to 2 Million Tonne-Per-Year Operation for More Than 30 Years

CLEVELAND – Nov. 23, 2009 – Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today announced it has entered into a definitive agreement to acquire the “Ring of Fire” chromite properties of Montreal-based Freewest Resources Canada Inc. (TSX-V: FWR).

Under the terms of the agreement, Cliffs will acquire Freewest’s interests in the Ring of Fire properties, comprising three world-class chromite deposits: 100% of “Black Thor” and “Black Label,” and 50% of “Big Daddy”, an adjacent deposit held by a joint venture of Freewest, KWG Resources and Spider Resources. Freewest’s other assets will be spun off into a “new” Freewest. Following this spin-off transaction, the “new” Freewest would exist independently and its common stock would continue to trade on the TSX Venture Exchange. Freewest has provided additional information on the transaction’s structure in a press release issued today.

On closing, each Freewest shareholder will receive C$0.55 per share, or C$118 million in aggregate (C$110 million excluding shares Cliffs already owns in Freewest), of consideration in the form of Cliffs Natural Resources common stock. The fraction of a Cliffs share to be issued per Freewest share will be determined based on the volume weighted average price of Cliffs shares for the five trading days ending on the third trading day before the effective date of the transaction. Based on Cliffs’ closing price on November 20, 2009, this consideration would result in an exchange ratio of 0.0119 and the issuance of a total of 2.4 million Cliffs shares. In addition, each Freewest shareholder will receive 1 share of “new” Freewest for each share of Freewest held on the record date. Shares of “new” Freewest have an estimated value of C$0.15 per share. Freewest’s Board unanimously supports the deal and recommends all shareholders accept Cliffs’ offer. This recommendation is also supported by a Fairness Opinion from Freewest’s financial advisor. The transaction is expected to close in the first quarter of 2010. Closing of the transaction is subject to approval by Freewest shareholders, court approval of the transaction, and a number of other customary conditions.

Cliffs currently owns 6.9% of Freewest’s basic shares outstanding, and in addition owns warrants to purchase additional shares of Freewest, which, if exercised, would further increase Cliffs ownership to 9.75%. Subject to approval of the TSX Venture Exchange, Cliffs intends to infuse C$4.1 million of cash into Freewest via a private placement for working capital purposes which, when combined with the potential exercise of its warrants, would increase its ownership to 12.7%. Cliffs will retain its pro rata share of ownership in “new” Freewest.

BMO Capital Markets is acting as financial advisor to Cliffs, and Blake, Cassels & Graydon LLP is acting as legal advisor to Cliffs, in connection with the transaction.

Strategic Rationale
The acquisition will allow Cliffs Natural Resources to apply its expertise in open-pit mining and mineral processing to a chromite ore resource base which would form the foundation of North America’s only ferrochrome production operation. The planned mine is expected to produce 1 million to 2 million tonnes of high-grade chromite ore annually, which will be further processed into 400,000-800,000 tonnes of ferrochrome. Cliffs believes the Black Thor, Black Label and Big Daddy deposits are the highest quality deposits in Canada’s “Ring of Fire” district, and would provide a significantly long mine life and expansion potential.

Cliffs’ Chairman, President and CEO Joseph A. Carrabba commented: “This long-term project is consistent with Cliffs’ stated strategy to broaden its mineral diversification and opens the door to a new universe of customers. In addition to furnishing the raw-material needs of carbon steel producers, we will become a supplier to producers of stainless steel.

“Ferrochrome is imported by the world’s fastest growing steel markets and many countries have categorized it as a strategic resource. We believe this discovery represents one of the premier chromite deposits in the world. Given the operation’s unique location, our objective will be to supply ferrochrome to stainless steel producers around the world.”

Expected Mining and Processing of the Reserve
Cliffs acquired a significant position in Freewest Resources in a private placement in June 2009 and has closely followed the technical development of these assets. A formal study of the chromium deposits will commence in early 2010, and is expected to be completed in the first half of the year. The study will meet industry standards and be comparable to an NI 43-101 Technical Report or a Joint Ore Resource Committee (JORC) assessment of the mineral resource. Diamond-drill core samples within these deposits have consistently intersected significant chromite zones with world-class thickness, grade and chromium to iron (Cr:Fe) ratios to supply a low-cost, open-pit mining operation.

Cliffs expects commercial plans to bring the deposit to market would include construction of the open-pit mine and mine-site processing facility, as well as a remote electric arc furnace (EAF) to further process the ore into high-grade ferrochrome. The EAF facility is anticipated to be located on the north shore of Lake Superior. Should the project go forward as planned, the permitting process is anticipated to require approximately three years, with production commencing around 2015.

Overview of the Chromite Market
Chromite is an essential raw material for the production of chromium. Cliffs estimates that more than 90% of chromite ore is converted to ferrochrome, a critical ingredient in the production of stainless steel, as well as other steels and nonferrous alloys. End markets for stainless steel, alloy steel and other products that use ferrochrome include transportation, electrical, engineering, building & construction and metal goods.

In addition, chromite is a key industrial mineral in the steel industry for the manufacture of refractory bricks, furnace linings and foundry sand. Chromite is also used in the production of chromium chemicals. In many applications, it is considered irreplaceable, as substitution would result in increased costs and decreased performance.

Currently, most resources and production are in the Eastern Hemisphere, requiring all stainless steel producers in North America and most of Europe and Asia to import ferrochrome. Market reports estimate that four countries—South Africa, Kazakhstan, Finland and Turkey—control nearly 80% of the world’s 24 million tonnes of chromite ore production. Cliffs indicated that, because of its proximity to North American and European stainless steel production, a merchant ferrochrome operation in Ontario would have a distinct competitive freight advantage over producers in other parts of the world.

Conference Call With Securities Analysts and Investors

Cliffs will host a conference call to discuss its proposed acquisition of Freewest Resources today, Nov. 23, 2009, at 1 p.m. ET. A slide deck will be used to supplement the discussion. The call will be broadcast live on Cliffs’ website: www.cliffsnaturalresources.com. After the live call, the audio and slides will be archived and available for download from the website.

To be added to Cliffs Natural Resources e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html

About Cliffs Natural Resources Inc.
Cliffs Natural Resources (NYSE: CLF) (Paris: CLF) is an international mining and natural resources company. We are the largest producer of iron ore pellets in North America, a major supplier of direct-shipping lump and fines iron ore out of Australia and a significant producer of metallurgical coal. With core values of environmental and capital stewardship, our colleagues across the globe endeavor to provide all stakeholders operating and financial transparency as embodied in the Global Reporting Initiative (GRI) framework. Our Company is organized through three geographic business units:

The North American business unit is comprised of six iron ore mines owned or managed in Michigan, Minnesota and Eastern Canada, and two coking coal mining complexes located in West Virginia and Alabama. The Asia Pacific business unit is comprised of two iron ore mining complexes in Western Australia and a 45% economic interest in a coking and thermal coal mine in Queensland, Australia. The South American business unit includes a 30% interest in the Amapá Project, an iron ore project in the state of Amapá in Brazil.

Over recent years, Cliffs has been executing a strategy designed to achieve scale in the mining industry and focused on serving the world’s largest and fastest growing steel markets.

News releases and other information on the Company are available on the Internet at:
http://www.cliffsnaturalresources.com or
www.cliffsnaturalresources.com/Investors/Pages/default.aspx?b=1041&1=1

About Freewest Resources Canada Inc.
Freewest Resources Canada Inc. (“Freewest”) is a Canadian-based mineral exploration company focused on acquiring, exploring and developing high-quality chromite, gold and base-metal properties in Eastern Canada. Exploration is focused on these commodities within classical geological settings characterized by established and/or perceived high-potential mineral endowment. To enhance value to our shareholders, our strategy is to advance exploration projects to the pre-feasibility stage or to commercial production with partners.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although we believe that our forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including the inability to close the proposed transaction as a result of competing acquisition proposals, the inability to obtain necessary court approvals for the acquisition and the failure to receive the necessary affirmative vote of the Freewest shareholders. In addition, other factors that could impact actual results include the following: demand for ferrochrome by global integrated steel producers; the impact of consolidation and rationalization in the steel industry; availability of capital equipment and component parts; availability of rail and float capacity; availability and cost of capital; our ability to maintain adequate liquidity and our ability to access capital markets; events or circumstances that could impair or adversely impact the viability of and carrying value of the Freewest assets; inability to achieve expected production levels; reductions in current resource estimates; impacts of increasing governmental regulation including failure to receive or maintain required environmental permits; problems with productivity, third-party contractors, labor disputes, disputes with indigenous tribes in the area, weather conditions, fluctuations in ore grade and changes in other cost factors including energy costs and transportation.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cliffs Natural Resources’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

SOURCE: Cliffs Natural Resources Inc.

INVESTOR AND FINANCIAL MEDIA CONTACTS:

Steve Baisden
Director, Investor Relations and Corporate Communications
(216) 694-5280
steve.baisden@cliffsnr.com

Christine Dresch
Manager – Corporate Communications
(216) 694-4052
christine.dresch@cliffsnr.com

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